Exhibit 99.(h)(2)(m)

EXECUTION COPY

AMENDMENT TO

SERVICES AGREEMENT

THIS AMENDMENT (“Amendment”) made as of June 16, 2026, by and between HC Capital Trust (“Client”), and Citi Fund Services Ohio, Inc. (“Service Provider”, and with the Client, the “Parties”), to that certain Services Agreement, dated June 11, 2014, between the Client and Service Provider, as amended, (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting and fund administration services for the Client; and

WHEREAS, the Parties now wish to amend the services and fee schedules of the Agreement pursuant to this Amendment to aid the Client’s compliance with the SEC’s amended Names Rule (Rule 35d-1).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.            Amendment to Schedule 2 – Services Schedule.

Schedule 2 to the Agreement is hereby deleted in its entirety and replaced with the Schedule 2 attached to the end of the Amendment.

2.            Amendment to Schedule 4 – Fee Schedule.

Schedule 4 to the Agreement is hereby deleted in its entirety and replaced with the Schedule 4 attached to the end of this Amendment.

3.            Representations and Warranties.

(a)         Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. For the Client, the representation that it has full power and authority to enter into and perform this Amendment will be understood to mean that the Client has provided this Amendment to the Board.

3.            Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)         Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

HC Capital Trust	Citi Fund Services Ohio, Inc.

By: /s/ Colette Bergman	By: /s/ John Danko
Name: Colette Bergman	Name: John Danko
Title: VP and Treasurer	Title: President
Date: June 25, 2026	Date: June 29, 2026

Schedule 2 to Services Agreement -- Services
Appendix A -- Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 5 (each, a "Fund"), subject to the terms and conditions of the Agreement (including the Schedules).

I.             Services

1.             Registration Statements, Financial Statements, Proxy Statements and other SEC Filings:

(a)	Prepare for review and approval by the Client and counsel to the Client ("Fund Counsel”) drafts of: (i) the annual update to the Client's registration statement on Form N-1A with respect to existing Funds, and (ii) as requested by the Client or Fund Counsel, other amendments to the Client's registration statement and supplements to its prospectus and statement of additional information reflecting developments from time to time with respect to existing Funds. Subject to approval by the Client and Fund Counsel, file any of the foregoing with the Securities and Exchange Commission (the “SEC”).

(b)	For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(c)	Prepare and file Form N-CEN annually;

(d)	Assist with the layout and printing of prospectuses and the Funds' semi-annual and annual reports to Shareholders;

(e)	Coordinate the printing and distribution of proxy materials for meetings of shareholders; coordinate the record holder research and tabulation process relating to proxies; subject to review and approval by the Client and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings;

(f)	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds' proxy voting records (as approved by the Investment Adviser) on Form N-PX;

(g)	Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month.

(h)	Rule 18f-4 Support for Funds relying on “Limited Derivatives User” Exemption (Lite)

( )	Daily monitoring and reporting of derivative exposure levels (ii)

Monthly exposure calculation reporting on Form N-PORT (Item B.9)

(i)	Rule 18f-4 Support for Non-Exempt Funds (Standard)

(i)	Daily value at risk (VaR) calculations and reporting

(ii)	Monthly VaR reporting on Form N-PORT (Item B.10)

(iii)	VaR stress testing and back testing

(iv)	Form N-RN filing coordination, ad hoc, as directed by the client

(j)	Tailored Shareholder Reporting (“TSR”) production and filing (semi-annual)

(k)	Assist the Client in connection with its obligations under the Investment Company Act Rule 35d-1 (“Rule 35d-1”):

(i)	Perform daily reviews of funds provided by the Client to assess compliance with Rule 35d-1, identifying and reporting any potential compliance issues to the Client

(ii)	Maintain records of all funds reviewed

2.            Certain Operational Matters

(a)	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund;

(b)	At the request of, and subject to the review and approval by the Client and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds;

(c)	Assistance, as appropriate with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client;

(d)	Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider;

(e)	Assist the Client in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Client in accordance with applicable Investment Company Act of 1940, as amended (the “1940 Act”) rules and file such fidelity bonds and any applicable, related notices with the SEC;

(f)	Maintain corporate records on behalf of the Client, including minute books, and the Charter/Declaration of Trust of the Client and By-Laws of the Client;

(g)	Assist the Client in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund's accounting records;

(h)	Monitor and advise the client and the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(i)	Assist the Client with portfolio compliance monitoring in accordance with Rule 22e-4(b) including:

(i)	daily liquidity classifications of portfolio securities held by the Fund;

(ii)	daily monitoring of compliance with the Fund’s established Highly Liquid Investment Minimum (HLIM);

(iii)	daily monitoring of compliance with the Fund’s 15% illiquid holdings maximum;

(iv)	monthly liquidity classification of portfolio securities on Form N-PORT;

(v)	prepare and file Form N-LIQUID as required.

(j)	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations;

(k)	Assist the Client with Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Client and Fund Counsel, preparing Board agendas, resolutions and minutes, (iii) assisting the Board by gathering industry and Fund information related to annual contract renewals and approval of fund-related plans, policies and procedures, (iv) attending Board meetings and recording the minutes and (v) performing such other Board meeting functions as agreed from time to time;

(l)	Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires;

(m)	Monitor wash sales annually;

(n)	Prepare informational schedules for use by the Client's auditors in connection with such auditor's preparation of the Client's tax returns;

(o)	Coordinate with independent auditors concerning the Client's regular annual audit;

(p)	Provide the assurance binder on a quarterly basis just prior to the quarterly N-CSR; and

(q)	Provide a sub-certification pertaining to Service Provider's Administration services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

3.            Compliance Services

(a)	Perform risk-based testing and an annual assessment of the compliance procedures of each service group of Service Provider (other than the Compliance Services group) that provides services for the Client pursuant to this Agreement.

(b)	Provide information reasonably requested by the Board in connection with the Board's determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

(c)	Provide reports to the Client's Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

4.            Provision of Certain Officers

Subject to the other terms and conditions of this Services Schedule and the Agreement, Service Provider shall make individuals available to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to the Services). The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

5.            Typesetting and EDGAR Filing Services

(a)	Own and manage the typesetting for all annual and semi-annual reports.

(b)	Coordinate reviews and signoffs with the Client and other appropriate 3rd parties prior to delivering the typeset reports to the financial printer.

(c)	Edgarization and filing of regulatory reports.

Subject to the other terms and conditions of this Services Schedule and the Agreement, Service Provider shall make individuals available to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to the Services). The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

II.            Notes and Conditions Related to Fund Administration Services

1.	Service Provider shall have no obligation to make available individuals to serve as officers of the Client ("Officers") unless specifically set forth in this Services Schedule or another agreement.

2.	Notwithstanding any other provision of the Agreement to the contrary, if Service Provider has agreed to make individuals available to serve as Officers, the Client acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

3.	If any employee of Service Provider acts as an Officer of the Client, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds.

4.	The Client's Organic Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer's service in good faith in a manner reasonably believed to be in the best interests of the Client, except to the extent such Officer would otherwise be liable to the Client or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Client shall secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.	Any Officer may resign for any reason. Service Provider shall have no obligation under I.4 of this Schedule II to make available another individual to act in any such capacity, if

(a)	the Client's Organic Documents do not, or no longer, contain the indemnity described above or the Client has not secured or maintained the insurance policy described above;

(b)	the resigning Officer determines, in good faith, and notifies the Board and the Client's Chief Compliance Officer that the Client:

(i)	has failed to secure and retain the services of reputable counsel or independent auditors;

(ii)	has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any "applicable securities laws" as defined in Rule 3Sa- I under the 1940 Act; or

(c)	The resigning Officer, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Client.

6.	The Client shall promptly notify the Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by the Client, one or more Client shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Client in a manner consistent with applicable laws.

Schedule 2 to Services Agreement --

Services Appendix B -- Fund Accounting Services

I.             Services

1.             Record Maintenance

Citi will keep and maintain the books and records of each Fund pursuant to Rule 31a-1 (the
"Rule") under the Investment Company Act of 1940, as amended (the 1940 Act), including:

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.            Accounting Services

Perform the following accounting services for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client ("Valuation Procedures"), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Funds' pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund's investment adviser or other designee, as approved by the Board. The Client instructs and authorizes Service Provider to provide information pertaining to the Funds' investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. The Client acknowledges that while Service Provider's services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(c)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)	Verify and reconcile with the Funds' custodian all daily trade activity.

(e)	Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

(f)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

(g)	If applicable, report to the Client the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(h)	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds.

(i)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(j)	Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser or a third party vendor, on variable interest rate instruments.

(k)	Post Fund transactions to appropriate categories.

(I)	Accrue expenses of each Fund according to instructions received from the Client's Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(m)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(n)	Provide accounting reports in connection with the Client's regular annual audit, and other audits and examinations by regulatory agencies.

(o)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(p)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client's Valuation Procedures.

3.             Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the pre-programmed reports for unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:

(i)	Unaudited Statement of Assets and Liabilities,
(ii)	Unaudited Statement of Operations, and
(iii)	Unaudited Statement of Changes in Net Assets.

Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed.

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

(i)	federal and state income tax returns and federal excise tax returns;
(ii)	the Client's reports filed with the SEC on Form N-CEN and Form N-CSR as required;
(iii)	the Client's quarterly schedules of investments for filing with the SEC on Form N-Q,

effective through the period ending March 31, 2019;

(iv)	the Client’s monthly schedules of investments for filing with the SEC on Form N-PORT, effective for the period beginning June 1, 2018;

(v)	the Client's annual and semi-annual shareholder reports and quarterly Board meetings;

(vi)	registration statements on Form N-1A and other filings relating to the registration of shares;

(vii)	reports related to Service Provider's monitoring of each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of I 986, as amended;

(viii)	annual audit by the Client's auditors; and

(ix)	examinations performed by the SEC.

(c)	Calculate turnover and expense ratio.

(d)	Prepare schedule of Capital Gains and Losses.

(e)	Provide daily cash report.

(f)	Maintain and report security positions and transactions in accounting system.

(g)	Prepare Broker Commission Report.

(h)	Monitor expense limitations.

(i)	Provide unrealized gain/loss report.

(j)	Provide a sub-certification pertaining to Service provider’s Fund Accounting services consistent with the requirements of Sarbanes-Oxley Act of 2002.

II.            Notes and Conditions Related to Fund Accounting Services

I.	Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider's liability with respect to NAV Differences (as defined below) shall be as follows:

(a)	During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)	During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider's reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section II.1: the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (8) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund's (or Class') NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class)

losses and gains for the period shall be netted.

The Client acknowledges and agrees that although Service Provider's services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

Schedule 4 to Services Agreement

Fee Schedule

1.            Fees

  The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

A.     Asset Based Fees

First $6.0 Billion in aggregate net assets of all Funds	5.06 bps

Next $6.0 Billion in aggregate net assets of all Funds	0.47 bps

Above $12.0 Billion in aggregate net assets of all Funds	2.76 bps

B.    Security Pricing and Valuation fees

Asset Type	Monthly Fee ($)
Equities	1.20
Asset Backed	5.45
General Bonds	8.15
Government Bonds	3.45
Complex Debt	9.45
Listed Derivatives	1.20
Simple OTCs	12.95
Mid Tier OTCs	75.35
Complex OTCs	75.35

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.

2.	Each “Asset Type” can typically be expected to include the following security types:

•	Equities: Domestic Equity, Foreign Equity, Warrants

•	Asset Backed: ABS, MBS, CMO’s, CMBs

•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds

•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds

•	Complex Debt: Bank Loans

•	Listed Derivatives: Futures, options

•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap

•	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps

•	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs

3.	Security Pricing Valuation Services will not be subject to the annual fee increase.

4.	The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

C.    Fair Value Support Services and Related Expenses:

In the event that the Client elects to use Service Provider's Fair Value Support Services, the following applies:

The Client shall pay the annual servicing fee for each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder. The compensation set forth below is payable in addition to the compensation otherwise payable under this Agreement.

Annual Fee

For each Fund with less than 200 securities:	$6,375.73 per Fund
For each Fund with at least 200 securities:	$9,562.99 per Fund

In addition, the Client shall reimburse Service Provider for the actual costs incurred by Service Provider to Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder. Such costs shall be incurred at the discounted group rate made available to Service Provider clients, if applicable.

(The Annual Fee is to be billed in equal monthly installments in respect of each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider.)

D.      Additional Fees

SOC-1 / SSAE 18 Charges (per Class)	$147.55
Sleeves (Per Sleeve)[1]	$11,226.34
OTC Transactions (Per Trade)[2]	$5.61
OTC Maintenance (Per Position Per Month) [2]	$16.84
Form N-PORT (Per Fund)	$19,084.78
Sleeve Fee (Per Sleeve)	$1,122.63
Liquidity Risk Management (Per Fund)	$4,153.75
Form N-LIQUID (Per Filing)	$2,918.85
Rule 18f-4 Support
Standard Service (Per Fund)	$5,613.17
Lite Service (Per Fund)	$1,683.95
Typesetting and EDGAR Filing (Per Fund)	$2,335.50
Tailored Shareholder Reporting (“TSR”)	$1,500.00 per TSR produced
Rule 35d-1 Assistance, per fund, per year	$2,500.00

1The first 65 sleeves will not incur the $10,000/sleeve fee as quoted above. The first 65 sleeves will be waived.

2The HC Emerging Markets - XY Sleeve (Fund #55508) will not be subject to the OTC Transaction fee or the OTC Maintenance Fee

2.            Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for out-of-pocket expenses and miscellaneous charges as follows. Commencing April 1, 2014, the Client shall pay fifty percent of such expenses and charges for the first year, seventy-five percent for the second year and one hundred percent after the second year. The expenses and charges are as follows:

A.	Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)	The cost of obtaining security and issuer information;

(iii)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(iv)	All copy charges;

(v)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(vi)	The cost of tax data services;

(vii)	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(viii)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

(ix)	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

B.	Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iii)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(iv)	Expenses associated with the tracking of "as-of trades", billed at the rate of $50 per hour, as approved by the Client;

(v)	Costs of rating agency services.

Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.